Exhibit 99.1

FOR IMMEDIATE RELEASE	December 21, 2005

Contacts: Merrill J. Forgotson, President / James P. Jakubek, EVP (203) 356-0111

Stamford, Connecticut: (AMEX: CBN)

CORNERSTONE BANCORP, INC. PAYS FINAL QUARTERLY

SHAREHOLDER DIVIDEND

Stamford, CT., December 21, 2005 – Merrill J. Forgotson, President of Cornerstone Bancorp, Inc., announced that the Board of Directors declared, at its meeting held today, a final quarterly cash dividend of $0.35 per share. The quarterly dividend is payable on January 6, 2006 to stockholders of record as of the close of business on December 30, 2005.

On September 16, 2005, the Board of Directors declared a quarterly cash dividend of $0.1125 per share. The dividend was paid on October 17, 2005 to stockholders of record as of the close of business on September 30, 2005.

In Connecticut, Cornerstone Bancorp, through its subsidiary Cornerstone Bank, operates from three full-service locations in Stamford, one full-service location in Greenwich, Norwalk and Westport. The Bancorp also operates one business development office in Norwalk and four limited service mobile branches. The Bancorp’s common stock is traded on the American Stock Exchange under the symbol CBN.

On April 13, 2005 Cornerstone Bancorp announced it had signed a definitive agreement with NewAlliance Bancshares, Inc. pursuant to which NewAlliance Bancshares will acquire all the outstanding shares of Cornerstone Bancorp in a cash-and-stock transaction valued at approximately $48.7 million. It is expected that the merger will be effective on January 2, 2006.

“I wish to thank all our employees, directors, customers and shareholders for their support and hard work over the years,” Mr. Forgotson stated. “Their efforts have made possible the success that allowed us to enter this merger with NewAllance Bancshares. I wish them all continued good fortune in their relationships with NewAlliance Bancorp and NewAlliance Bank.”

The statements contained in this press release that are not historical are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Examples of such forward-looking statements include, without limitation, statements regarding expectations for earnings, credit quality, and other financial and business matters. When used in this report, the words “anticipate,” “plan,” “believe,” “estimate,” “expect” and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements. All forward-looking statements involve risks and uncertainties. Actual results may differ materially from those discussed in, or implied by, the forward-looking statements as a result of certain factors, including but not limited to, competitive pressures on loan and deposit product pricing; other

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actions of competitors; changes in economic conditions; technological changes; the extent and timing of actions of the Federal Reserve Board, including changes in monetary policies and interest rates; customer deposit disintermediation; changes in customers’ acceptance of the Bank’s products and services; and the extent and timing of legislative and regulatory actions and reforms. The forward-looking statements contained in this report speak only as of the date on which such statements are made.

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